Exhibit 99.1

Seelos Therapeutics Announces Positive Topline Data from the Open-Label Study of SLS-002 (Intranasal Racemic Ketamine), Demonstrating a Significant Treatment Effect and a Well Tolerated Safety Profile for Acute Suicidal Ideation and Behavior in Patients with Major Depressive Disorder

-SLS-002 Demonstrated a 76.5% Response Rate in the Primary Endpoint on MADRS 24 Hours After First Dose, with a Mean Reduction in Total Score from 39.4 to 14.5 points

-A 92.9% Response Rate was Observed in a Key Secondary Endpoint on Day 16 (after five doses), Achieving a Mean MADRS Score of 7.4 points

-Rapid, Robust, and Sustained Reduction in Suicidality was Observed by All 3 Scales Measuring Suicidality as well as MADRS Item-10

-Persistence of Effect Seen in 100% of Study Subjects on MADRS, Sheehan-Suicidality Tracking Scale and MADRS Item-10 at Day 29, 14 Days After Last Dose of SLS-002

-Seelos will Host a Conference Call Today at 8:30am ET to Discuss Results

NEW YORK, May 17, 2021 /PRNewswire/ -- Seelos Therapeutics, Inc. (Nasdaq: SEEL), a clinical-stage biopharmaceutical company focused on the development of therapies for central nervous system (CNS) disorders and rare diseases, today announced positive data from Part 1, the open-label cohort, of its potentially registrational Proof-of-Concept study of SLS-002 (intranasal racemic ketamine) demonstrating a significant treatment effect and a well-tolerated safety profile for Acute Suicidal Ideation and Behavior (ASIB) in patients with Major Depressive Disorder (MDD).

This study enrolled 17 subjects diagnosed with MDD requiring psychiatric hospitalization due to significant risk of suicide with a baseline score of ≥ 28 points on the Montgomery-Åsberg Depression Rating Scale (MADRS), a score of 5 or 6 on MADRS Item-10, a score of ≥ 15 points on the Sheehan-Suicidality Tracking Scale (S-STS) total score and a history of previous suicide attempt(s), as confirmed on the Columbia Suicide Severity Rating Scale (C-SSRS) with a history of at least one actual attempt, or if the attempt was interrupted or aborted, is judged to have been serious in intent.

"Rapid and clinically meaningful efficacy both as an anti-depressive and anti-suicidal therapeutic after a single dose could make SLS-002 an ideal therapy for this large unmet need of acute suicidality in major depression," said Raj Mehra, Ph.D., Chairman and CEO of Seelos. "These are trying times in our battle against the suicide epidemic, which has been exacerbated by the COVID-19 global pandemic, and SLS-002 could create a paradigm shift allowing better treatment for these patients."

"As a researcher, and as a psychiatrist and former clinician who previously treated many patients with MDD and imminent risk of suicide, I am very impressed by these data," said Tim Whitaker, MD, Chief Medical Officer of Seelos, "We are currently training additional trial sites and look forward to initiating Part 2 of our study, which will be double-blind and placebo-controlled."

David V. Sheehan, M.D., offered his perspective on the data, "There is no medication approved by any regulatory agency for the treatment of suicidal ideation and behavior in depression or in any mood disorder.  Indeed, most approved anti-depressants and mood stabilizers are associated with an increased risk of treatment emergent suicidality, especially in those under 25. Most antidepressants take three to six weeks before delivering good, stable benefit. Medical science has not yet achieved its long-sought goal of verifying that any medication can provide a very rapid effect specifically on suicidal ideation and behavior in any mood disorder. This recent early Phase 2 Seelos open-label study data is a promising step towards achieving that goal. If replicated in a larger placebo-controlled study, these findings would be a historic contribution to the treatment of suicidality."

Detailed Summary of Key Efficacy Endpoints

MADRS1:

  76.5% response rate on Day 1 (n=17), 92.9% response rate on Day 16 (n=14) and 100% response rate on Day 29 (n=13); the latter being 14 days after the last dose on Day 15
  35.3% remission rate on Day 1, 78.6 % remission rate on Day 16, and 76.9% remission rate on day 29; the latter being 14 days after the last dose on Day 15
  Total Score Baseline = 39.4, Day 1 mean = 14.5, Day 16 mean = 7.4, and Day 29 mean = 6.3

CGIS-SI/B2:
  94% subjects had ≥ 1 point within-patient change from their baseline on Day 1 and 100% of subjects on Day 16 had > 1 point change and 86% had 2, 3 or 4 point within-patient change from their baseline
  Baseline = 3.8, Day 1 mean = 1.6 and Day 16 mean = 1.1

S-STS3:
  94% of subjects had > 14 points within-patient change from their baseline and 1 subject (6%) = 4 points within-patient change on Day 1
  Total Score Baseline = 22.4, Day 1 mean = 1.7, and Day 16 and Day 29 values were 0.0 for all subjects who completed the study protocol

PGIS-SI/B4:
  94 % subjects had ≥ 1 point within-patient change from their baseline on Day 1 and 100% of subjects on Day 16 had > 1 point change and 86% had 2 or 3 point within-patient change from their baseline
  Baseline = 3.5, Day 1 mean = 1.6, and Day 16 mean = 1.0

MADRS Suicide Item-105:

  94% response rate on Day 1 and 100% response rate on Day 16
  Baseline = 5.2, Day 1 mean = 0.8; Day 16 mean = 0.1; Day 29 mean = 0.0
SLS-002 SHOWED CLINICAL IMPROVEMENTS ACROSS ALL FOUR SCALES

	BASELINE (n=17)	DAY 1 (n=17)	DAY 16 (n=14)
MADRS (0-60 scale, ≤12 is remission)	39.4	14.5	7.4
CGIS-SI/B (1-5 scale, 1=not at all, 5=extremely suicidal)	3.8	1.6	1.1
S-STS (0-52 scale, higher score equated to higher suicidality)	22.4	1.7	0.0
PGIS-SI/B (1-5 scale, 1=not present, 5=extremely severe)	3.5	1.6	1.0
MADRS Item 10 (0-6 scale, ≤3 is defined as a response)	5.2	0.8	0.1

Source: Seelos Therapeutics Corporate Presentation

Detailed Summary of Safety Results

SLS-002 was well tolerated, with 47% of subjects having at least one treatment emergent adverse event. There were no serious adverse events, and all adverse events were mild or moderate, mostly transient in nature, and with no new or unique safety signals identified. No adverse events related to blood pressure or other vital sign changes were reported in this study population. The most common treatment emergent adverse events (three subjects each) were headache, dizziness, and feeling abnormal.

Clinician Administered Dissociative States Scale (CADSS)6
  Change from baseline (at 40 minutes - correlating roughly with maximum plasma concentrations) = 3.8 after first dose and 1.0 at 1 hour post first dose
  Change from pre-dose baseline 2.6 on Day 4 (at 40 minutes) after second dose and 0.3 on Day 8 (at 40 minutes) after third dose

Hemodynamic Effects
  Systolic Blood Pressure (mm Hg) : Baseline = 119.8; 1 hour (post first dose) = 126.3; 2 hours (post first dose) = 121.1
  Diastolic Blood Pressure (mm Hg) : Baseline = 78.9; 1 hour (post first dose) = 81.1; 2 hours (post first dose) = 78.5

Modified Observer's Assessment of Alertness/Sedation Scale (MOAA/S)7
  Baseline (pre-dose) 17.6% scored a 4 (i.e., 82.4% scored a 5) and post dose at the 15-minute timepoint on Day 1. Beginning 30 minutes post dose and all timepoints thereafter, > 82.4% scored a 5.
  No subject scored < 4 at any timepoint.

Four subjects discontinued the trial prior to completion. Two withdrew consent, one had an adverse event unrelated to study drug, and one was lost to follow up. All four were "responders" on the MADRS, and two were in "remission" on the MADRS scale on Day 1. All four received less than five doses and had a clinically significant reduction in measures of suicidality - scoring a zero on the S-STS total score, and three of the four subjects had a decrease on both the CGIS-SI/B, and the PGIS-SI/B from a 4 (severe) to a 1 (none), and the other subject reduced from a CGIS-SI/B of a 4, and a PGIS-SI/B of 5 (extremely severe) to a 2 (mild).

1 MADRS scale range 0-60, higher scores indicating more severe depression. Response is defined as a 50% reduction from baseline and remission is defined as a total score < 12.
2 Clinical Global Impression of Severity for Suicidal Ideation and Behavior (CGIS-SI/B) is a 5-item clinician-rated measure of suicidality-specific symptom severity, originally deployed in the International Suicide Prevention Trial, and is defined as 1 (not at all suicidal) to 5 (among the most extremely suicidal)
3 S-STS is a clinician-rated outcome measure which assesses SI/B on a standard 22-item scale, as well as multiple patient and clinician-rated items. The first 16 items are rated on a Likert-type scale ranging from 0 (not at all) to 4 (extremely), where select scoring (i.e., 4 specific items are scored based on the highest score on 2 of those items) yields a total score ranging from 0 to 52.
4 Patient Global Impression of Severity for Suicidal Ideation and Behavior (PGIS-SI/B is a 5-point, patient-rated scale for assessing the subject's view of the general severity of their illness, which is rated on a single-item Likert-type scale ranging from 1 (not present) to 5 (extremely severe).
5 MADRS Item-10,0-6 scale. measures presence of suicidal thoughts or plans with a response defined as a score of < 3.
6 CADSS is a standardized instrument used to measure present-state dissociative symptoms. The scale includes 23 subjective items to be answered by the subject according to a 5-point scale (0 = not at all, 1 = mild, 2 = moderate, 3 = severe, and 4 = extreme). Scores are totaled overall and as 3 components: depersonalization, derealization, and amnesia. For each of these components and the total score, a higher score reflects a more severe condition. CADSS total score range is 0-92.
7 0-5 scale with a score of 5 defined as awake or responsive, and a score of 0 defined as general anesthesia or unresponsive.

Conference Call Information

Seelos will host a conference call today, Monday, May 17th, at 8:30am ET, to discuss the results. On the call from Seelos will be Raj Mehra, Ph.D., Chairman and CEO and Tim Whitaker, M.D., Chief Medical Officer.

Additionally, David V. Sheehan, M.D., the Distinguished University Health Professor Emeritus at the University of South Florida College of Medicine, will be on the call as well to discuss this groundbreaking data.

Dial-in and Webcast Information for Monday May 17th at 8:30am ET

Domestic: (877) 407-0789
International: (201) 689-8562
Conference ID: 13719894
Webcast: http://public.viavid.com/index.php?id=144999

The study is a multicenter, two-part clinical trial, comprised of an open-label cohort followed by a randomized, double-blind, placebo-controlled study. The purpose of the study is to evaluate the efficacy, safety, and tolerability of repeat doses of SLS-002 (intranasal racemic ketamine) in addition to standard of care on the symptoms of MDD and suicidality in patients who are assessed to be at imminent risk of suicide.

After admission to the emergency room or hospital, each subject participates in a one- to two-day screening phase, a 16-day treatment phase including Standard of Care (SOC) during which study drug will be administered two times per week (total of five doses) , and a two-week safety follow-up phase for a total of up to five weeks of study participation. Subjects will be treated as inpatients for approximately seven days (including screening), and assuming the subject meets readiness for discharge criteria, will be discharged on Day 6 to continue the trial as outpatients, provided it is clinically appropriate to do so. Subjects will return to the clinic to receive study drug and to undergo study assessments two times per week until Day 16. Subjects will be evaluated for efficacy using multiple psychometric scales and for safety using clinical laboratory assessments, electrocardiograms (ECGs), vital signs, and physical examinations. After the last dose of study drug, subjects will continue to be monitored for safety for two weeks, including four in-person safety follow-up visits up to day 29/30.

If you or a loved one are having thoughts of suicide, please seek immediate medical help, go to your nearest emergency room, or call the National Suicide Prevention Lifeline at 1-800-273-8255.

About SLS-002

SLS-002 is intranasal racemic ketamine with investigational new drug applications for the treatment of ASIB in MDD or Post-Traumatic Stress Disorder (PTSD). SLS-002 was originally derived from a Javelin Pharmaceuticals, Inc./Hospira, Inc. program with 16 clinical studies involving approximately 500 subjects. SLS-002 is being developed to address an unmet need for a therapy to treat suicidality in the U.S. Traditionally, anti-depressants have been used in this setting, but many of the existing treatments are known to contribute to an increased risk of suicidal thoughts in some circumstances, and if they are effective, it often takes weeks for the full therapeutic effect to be manifested. Based on information gathered from the databases of the Agency for Healthcare Research and Quality, there were more than 1,000,000 visits to emergency rooms for suicide attempts in 2013in the U.S. alone. Experimental studies suggest ketamine has the potential to be a rapid, effective treatment for depression and suicidality.

About David V. Sheehan, MD, MBA

David V. Sheehan, M.D., M.B.A. is Distinguished University Health Professor Emeritus at the University of South Florida College of Medicine. He was Professor of Psychiatry, Director of Psychiatric Research and Director of the Depression and Anxiety Disorders Research Institute at the University of South Florida College of Medicine and Professor of Psychology at the University of South Florida College of Arts and Sciences. He completed his residency training in psychiatry at Massachusetts General Hospital and Harvard Medical School. At Harvard Medical School, where he was Assistant Professor of Psychiatry, he was on the full-time faculty for 12 1/2 years. He was the Director of Anxiety Research and Director of the Psychosomatic Medicine Clinic at Massachusetts General Hospital. He received his MBA (summa cum laude) from the University of South Florida. He served as Director of Psychiatric Research for the Department of Psychiatry and Behavioral Medicine at the University of South Florida College of Medicine from 1985-2007. He has written over 550 abstracts and 300 publications, including a bestseller The Anxiety Disease (which sold over half a million copies).  He has been awarded over $20 million for

130 research grants. He was awarded two patents by the United States Patent and Trademark Office in 1996 and 2015. He has given expert testimony to the Unites States Congress.  He was elected as a member of the American College of Psychiatrists, is a Distinguished Life Fellow of the American Psychiatric Association and is a Charter Member of the National Academy of Inventors. Among other honors, he has been included in "The Best Doctors in America" published by Woodward/White Inc. every year from 1992 until his retirement in 2010.

About Seelos Therapeutics

Seelos Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development and advancement of novel therapeutics to address unmet medical needs for the benefit of patients with CNS disorders and other rare diseases. The Company's robust portfolio includes several late-stage clinical assets targeting indications including ASIB in MDD or PTSD, amyotrophic lateral sclerosis, Sanfilippo syndrome, Parkinson's Disease, other psychiatric and movement disorders and orphan diseases.

For more information, please visit our website: http://seelostherapeutics.com, the content of which is not incorporated herein by reference.

Forward Looking Statements

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, among others, those regarding the significance of the data from Part 1 (SLS-002-101), the open-label cohort, of Seelos' registrational Proof-of-Concept study of SLS-002 (intranasal racemic ketamine) (the "Study") and Seelos' additional Study plans. These statements are based on Seelos' current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks associated with Seelos' business and the topline clinical results described herein include, but are not limited to, the risk of not successfully executing its preclinical and clinical studies, or continuing the Study, and not gaining marketing approvals for its product candidates, the risk that prior clinical results may not be replicated in future studies and trials (including the risk that the clinical results from the planned Part 2 of the Study are not replicated or are materially different from the topline clinical results of Part I of the Study), the risks that clinical study results may not meet any or all endpoints of a clinical study and that any data generated from such studies may not support a regulatory submission or approval, the risks associated with the implementation of a new business strategy, the risks related to raising capital to fund its development plans and ongoing operations, risks related to Seelos' current stock price, risks related to the global impact of COVID-19, as well as other factors expressed in Seelos' periodic filings with the U.S. Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact Information
Anthony Marciano
Head of Corporate Communications
Seelos Therapeutics, Inc. (Nasdaq: SEEL)
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(646) 293-2136
anthony.marciano@seelostx.com
www.seelostherapeutics.com
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